Exhibit 4.8

MATERIAL CHANGE REPORT

UNDER SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA) (FORM 53-901F)
UNDER CLAUSE 118(1) OF THE SECURITIES ACT (ALBERTA) (FORM 27)
UNDER CLAUSE 84(1)b OF THE SECURITIES ACT (SASKATCHEWAN) (FORM 25)
UNDER SECTION 75(2) OF THE SECURITIES ACT (ONTARIO) (FORM 27)
UNDER SECTION 73 OF THE SECURITIES ACT (QUEBEC)
UNDER SECTION 81(2) OF THE SECURITIES ACT (NOVA SCOTIA)
UNDER SECTION 76(2) OF THE SECURITIES ACT (NEWFOUNDLAND) (FORM 26)
AND SIMILAR PROVISIONS OF OTHER PROVINCIAL SECURITIES LEGISLATION

1.	Reporting Issuer:

Pengrowth Energy Trust Suite 700, 112 – 4th Avenue S.W. Calgary, AB T2P 0H3

2.	Date of Material Change: September 18, 2002

3.	Press Release:

On September 19, 2002 at Calgary, Alberta, a news release was issued and disseminated through Canada NewsWire.

4.	Summary of Material Change:

Pengrowth Corporation, the Administrator of Pengrowth Energy Trust (collectively “Pengrowth”), entered into an agreement to acquire substantially all of the oil and natural gas assets in British Columbia (the “British Columbia Assets”) held by Calpine Canada Natural Gas Partnership (“Calpine”) for $387.5 million prior to adjustments. The transaction is effective July 1, 2002 and is scheduled to close on or about October 1, 2002. Pengrowth Corporation also announced that it entered into an agreement with Progress Energy Ltd. to sell certain producing properties and associated undeveloped acreage located in the Fort St. John area comprising part of the British Columbia Assets to be acquired from Calpine to Progress Energy Ltd. (“Progress”) for a purchase price of $25.4 million prior to adjustments. The further disposition is also effective July 1, 2002 and is anticipated to close within a few days of Pengrowth’s acquisition of British Columbia Assets.

5.	Full Description of Material Change:

On September 18, 2002 Pengrowth Corporation entered into an agreement to acquire substantially all of the oil and natural gas assets in northern British Columbia held by Calpine for $387.5 million prior to adjustments. Current production from the British Columbia Assets is approximately 37 mmcf per day of natural gas and 9,500 barrels per day of oil and natural gas liquids for a total of approximately 15,700 BOE’s per day on a 6:1 basis prior to royalties. Total remaining recoverable reserves for the British Columbia Assets are estimated by Gilbert Laustsen Jung Associates (“GLJ”) at approximately 40.1 million BOE’s on an established basis

(proved reserves plus 50% of probable reserves) of which approximately 52% are natural gas. The British Columbia Assets are comprised of eight oil batteries, 29 gas compressors and 220 net producing wells.

An appraisal of the British Columbia Assets by GLJ effective July 1, 2002 estimates the following remaining recoverable reserves:

Remaining Recoverable Reserves	Proved		Proved Plus
(before royalties)	Producing	Total Proved	Probable	Established

Crude Oil (mmbbls)	10.8	14.7	20.0	17.4
Natural Gas (bcf)	66.8	101.0	148.3	124.7
NGL’s (mmbbls)	1.3	1.6	2.3	1.9

Total BOE (mm)	23.2	33.1	47.0	40.1

The British Columbia Assets also include a large base of undeveloped exploration and development lands totalling approximately 416,000 net undeveloped acres, providing Pengrowth with significant farmout potential. Calpine will retain excluded lands in the region totalling approximately 40,000 net undeveloped acres. Pengrowth will receive a 2% royalty on the excluded lands and Calpine will retain a 2% royalty over a similar amount of selected acreage with deep natural gas potential. Pengrowth has entered into a marketing agreement with Calpine whereby Pengrowth has granted Calpine the right to purchase up to all of the oil and natural gas production from the British Columbia Assets at competitive market terms.

Pengrowth Corporation entered into a further agreement on September 18, 2002 to sell certain producing properties and associated undeveloped acreage located in the Fort St. John area, comprising part of the British Columbia Assets to be acquired by Pengrowth Corporation, to Progress for $25.4 million prior to adjustments. This further transaction is also made effective July 1, 2002 and is anticipated to close within a few days of the acquisition of the British Columbia Assets by Pengrowth. Progress will acquire interests in seven properties with combined production of approximately 1,000 BOE’s per day and approximately three million BOE’s of oil and natural gas reserves. In addition, Progress will acquire a 50% interest in approximately 61,000 net acres of undeveloped petroleum and natural gas rights in the Fort St. John area outside of Pengrowth’s core areas of Squirrel, Oak, Montney and Rigel. Progress will commit to spend a minimum of $10 million on the exploration of the joint Pengrowth/Progress lands over the next 18 months and it is anticipated that up to 15 wells could be drilled on Pengrowth interest lands during this period.

Pengrowth Corporation expects to close the purchase of the British Columbia Assets with a combination of its current bank facilities and interim debt financing secured through its lead corporate banker. Pengrowth Energy Trust is assessing various alternatives for permanent equity and/or debt financing for the acquisition. At the closing, approximately 60% of the total consideration will be paid in cash and the remainder will be paid through the purchase and tendering of existing outstanding Calpine Corporation debt securities which will be acquired by Pengrowth Corporation in the open market.

In order to enhance potential returns from the British Columbia Assets and returns from its current portfolio of properties, Pengrowth Corporation has enhanced its risk management program. To date, Pengrowth has sold forward 6,000 barrels per day of crude oil for 2003 at a price averaging Cdn $40.68 per barrel (WTI basis) and 500 barrels per day of crude oil for 2004 at a price averaging Cdn $38.19 per barrel. Both of these forward sales are at a premium to the current GLJ October 1, 2002 price forecast upon which the acquisition was evaluated.

The British Columbia Assets will constitute a new focus area for Pengrowth Corporation augmenting its current interests in the Alberta and Saskatchewan sector of the western Canadian sedimentary basin and the Sable producing gas fields located offshore Nova Scotia. Important facts concerning the transaction include the following:

▶	The acquisition is expected to increase Pengrowth’s overall production by 37% from approximately 41,000 BOE’s per day to approximately 56,000 BOE’s per day.

▶	The properties have annualized cash flow of approximately Cdn $100 million prior to capital expenditures, based on actual operating and financing results for the first six months of 2002.

▶	Pengrowth has announced an intention to retain approximately 10% of distributable income following completion of the acquisition at current commodity prices in order to provide a reserve for future capital expenditures or distributions.

▶	The acquisition is geographically focused with approximately 50% of the value of the British Columbia Assets located in three producing properties and with the largest 10 properties constituting over 75% of the value.

▶	The British Columbia Assets have high working interests with production comprised substantially of high gravity crude oil and natural gas liquids.

▶	Pengrowth will assume operatorship of substantially all of the British Columbia Assets. Pengrowth has made offers to Calpine’s British Columbia operating personnel and various technical support people in order to enable Pengrowth to effectively assume operations.

▶	The British Columbia Assets have a reserve life index of 7.0 years on an established basis for current production, which will reduce Pengrowth’s total portfolio reserve life index from approximately 15.1 years to approximately 11.4 years.

▶	Operating costs for the British Columbia Assets are approximately $4.55 per BOE compared to Pengrowth’s average of $7.76 per BOE for the first half of 2002.

6.	Reliance on Section 118(2) of the Securities Act (Alberta), Section 85(2) of the Securities Act (British Columbia), Section 75(3) of the Securities Act (Ontario), Section 74 of the Securities Act (Quebec), Section 81(3) of the Securities Act (Nova Scotia) or Section 76(3) of the Securities Act (Newfoundland):

N/A

7.	Omitted Information: None

8.	Senior Officers:

The name and business numbers of the senior officer of Pengrowth Management Limited, the manager of Pengrowth Energy Trust, who is knowledgeable about the material change and this report is:

James S. Kinnear, President and Chief Executive Officer Telephone: (403) 233-0224 Facsimile: (403) 265-6251

9.	Statement of Senior Officer:

The foregoing accurately discloses the material change referred to herein:

DATED at Calgary, Alberta this 26th day of September, 2002:

Pengrowth Management Limited, as Manager of Pengrowth Energy Trust
Per: “Charles V. Selby” Corporate Secretary

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